Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-235793 on Form S-3ASR and Registration Statement Nos. 333-220641, 333-216010, 333-189614, 333-171149, 333-162668 and 333-70567 on Form S-8 of our report dated February 23, 2022, (December 30, 2022, as to the change in segment reporting disclosed in Notes 2 and 19) relating to the financial statements of Tellurian Inc. and our report dated February 23, 2022, on the effectiveness of Tellurian Inc.’s internal control over financial reporting appearing in this Current Report on Form 8-K dated December 30, 2022.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
December 30, 2022